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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to Shareholders of TIFF Multi-Asset Fund, TIFF International Equity Fund, TIFF Emerging Markets Fund, TIFF U.S. Equity Fund, TIFF Bond Fund and TIFF Short-Term Fund (constituting TIFF Investment Program, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

New York, New York
April 26, 2000